Exhibit 99.01


FOR IMMEDIATE RELEASE                            NEWS RELEASE


Contact: Fran Barsky
         Investor Relations Manager
         Cree, Inc.
         (T) 919-313-5397
         (F) 919-313-5615
         Fran_Barsky@Cree.com


                            CREE ANNOUNCES RESULTS OF
                         SPECIAL COMMITTEE INVESTIGATION

Durham, NC, October 10, 2003-Cree, Inc. (Nasdaq: CREE) today announced that the special committee of its Board of Directors has completed its previously announced investigation into allegations of corporate wrongdoing made by Eric and Jocelyn Hunter in court filings and otherwise. The special committee's report, delivered to the full Board of Directors, states: "[T]he Committee did not discover any evidence to support any of the allegations contained in [the Hunters'] Complaint or pre-litigation correspondence. Based on the Investigation, the Committee concludes all of the allegations lack merit."

The special committee was established by Cree's Board on June 14, 2003. The committee was composed of independent directors who retained independent legal counsel to assist and advise the committee in its investigation. The special committee issued its report after more than three months of intensive investigation, which included examining over 50,000 pages of documents and conducting more than 25 interviews.

Cree also noted that the Hunters stated in a court filing Thursday that they have decided to dismiss without prejudice their claims alleging federal securities fraud and unfair or deceptive trade practices. As to the remaining claims contained in the Complaint, the Hunters opposed Cree's motion to dismiss which is pending before the court.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide, gallium nitride and silicon materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes, near UV lasers, radio frequency and microwave devices, and power switching devices. Applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

Statements in this press release that are not solely historical in nature may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, both known and unknown, which may cause actual results to differ materially due to a number of factors, including risks associated with our pending securities and other litigation, such as the considerable management time and attention required and substantial expenses incurred regardless of its outcome and the potential negative impact on our operations and financial statements of an adverse result, including with respect to our pending motion to dismiss. In addition, the Securities and Exchange Commission has requested that we provide information in response to an informal inquiry. The outcome of the Securities and Exchange Commission inquiry also could adversely affect our business and financial statements. The conclusions of either the pending Hunter or class action litigation or the Securities and Exchange Commission inquiry could be different than the conclusions of the special committee. The conclusions of the special committee are based on the information reviewed by the committee and are limited to matters alleged by the Hunters in the complaints and in certain pre-litigation correspondence. The company is also subject to other risks discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 29, 2003 and prior and subsequent reports.

Cree and the Cree logo are registered trademarks of Cree, Inc.

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